Filed Pursuant to Rule 424(b)(7)
                                                     Registration No. 333-135708

Prospectus Supplement
(to Prospectus dated July 11, 2006)


                            EAGLE BULK SHIPPING INC.
                         633,333 SHARES OF COMMON STOCK


     This Prospectus Supplement is related to 633,333 shares of our Common Stock which may be sold from time to time by UBS O'Connor LLC f/b/o UBS Multi Strategy Alpha Master Limited, UBS O'Connor LLC f/b/o O'Connor PIPES Corporate Strategies Master Limited and UBS Securities LLC f/b/o Kings Road Investments Ltd.

     This Prospectus Supplement supplements the information contained in our Prospectus dated July 11, 2006 (as amended or supplemented, the "Prospectus"), relating to the potential sale from time to time of up to 2,750,000 shares of Common Stock of Eagle Bulk Shipping Inc. by certain of our stockholders who acquired the shares in connection with a private placement completed on June 28, 2006. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following information supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders, the number of Shares being offered by the Selling Stockholders and the number and percentage of shares of Common Stock beneficially owned by the Selling Stockholders before and after the offering of shares of Common Stock pursuant to the Prospectus:

                                            Selling Stockholder    Common Stock to be   Percentage of Class
   Name of Selling     Common Stock Owned    Total Common Stock     owned after the       owned after the
     Stockholder         Before Offering       Hereby Offered           Offering              Offering
     -----------         ---------------       --------------           --------              --------
  UBS O'Connor LLC           50,000                50,000                  0                     0%
      f/b/o UBS
Multi-Strategy Alpha
       Master
       Limited

  UBS O'Connor LLC           250,000              250,000                  0                     0%
f/b/o O'Connor PIPES
Corporate Strategies
   Master Limited

 UBS Securities LLC          333,333              333,333                  0                     0%
  f/b/o Kings Road
  Investments Ltd.

             The date of this Prospectus Supplement is July 20, 2006


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